Exhibit 99.1

201 Technology Dr. • Irvine • California •92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE August 10, 2004 at 7:30 AM EDT

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	William J. Nydam, President & COO
949/474-4300	949/474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	949/450-5400
www.allencaron.com		www.endocare.com

ENDOCARE REPORTS SECOND QUARTER, SIX-MONTHS 2004 RESULTS

Cryoablation Procedure Revenues Grow 44.2% Over 2003 Second Quarter

     IRVINE, CA (August 10, 2004) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation and a leader in vacuum technology for erectile dysfunction, today reported that continued strong growth in its core cryoablation business highlighted the three months ended June 30, 2004.

     Total revenues for the 2004 second quarter were $8.3 million as compared to $7.5 million in the 2003 second quarter, a period that included $0.7 million in revenues from a number of non-core product lines that were divested by the Company later in 2003. Sales of cryoablation probes and procedure fees increased by 44.2 percent in the quarter to $5.8 million from $4.0 million in the 2003 second quarter. Sales of other urology products declined during the second quarter of 2004 versus the same quarter of 2003 primarily due to the divestiture in 2003 of non-core product lines acquired in the purchase of Timm Medical.

     Net loss for the quarter ended June 30, 2004 was $5.6 million, or $0.23 per share compared to a positive net income of $1.7 million or $0.07 per share in the prior year period. One-time gains of $9.9 million on divestitures of two business lines in the prior year period accounted for most of the fluctuation in operating results between the two periods. Loss from operations for the three months ended June 30, 2004 improved by $2.8 million or 33 percent compared to the earlier quarter, driven by increased revenues combined with lower selling, general and administrative costs. Non-recurring legal and accounting fees associated with ongoing work to resolve the Company’s historical accounting and financial reporting issues continued to contribute to the Company’s operating losses. These costs were approximately $2.0 million during the second quarter of 2004 compared to $2.5 million for the second quarter of 2003.

     Endocare Chairman and CEO, Craig T. Davenport, said that the Company’s overall progress in the second quarter, across all functional areas of the business continues to track with his expectations and that the sales, marketing and customer service departments are to be particularly commended for their ability to continue to achieve accelerated quarterly growth rates and also the year over year growth in cryoablation procedures and Cryocare system utilization.

     “The Company continues to face challenges in this transitional year with the ongoing and unusual issues such as investigations by the SEC and DOJ, and legal matters related to the shareholder

MORE – MORE – MORE

ENDOCARE REPORTS SECOND QUARTER, SIX-MONTHS 2004 RESULTS
Page 2-2-2

lawsuits,” Davenport said. “In light of those issues, our front line sales, marketing and customer service personnel continue to be committed to serving our customers, physicians, payers and patients – and that commitment is being rewarded by our doctors and patients as evidenced by the accelerating growth in procedures. The singular focus of our field personnel on our customers and their trust in our corporate office to resolve the unusual issues we face is something we are very pleased about – because it signals that our culture is on a path back toward normalcy.

     “During the second quarter we continued to make progress in our new business initiatives related to the promising applications of our technologies in radiology and oncology for the treatment of tumors in the lung, liver, kidney and the management of bone pain,” Davenport added.

     Total revenues for the six months ended June 30, 2004 were up by 3.6 percent compared to the six months ended June 30, 2003. Sales of cryosurgical probes and procedures grew by 37.7 percent from $7.6 million to $10.5 million in the first six months of 2004. Sales of other urology products declined during 2004 primarily due to the divestitures of several product lines in 2003. Net loss for the six month period ended June 30, 2004, compared to the 2003 period increased to $14.2 million from $4.4 million. Gains on sales of assets in the 2003 six month period accounted for the fluctuation in operating results. Selling, general and administrative costs before the impact of non-recurring costs and insurance recoveries were $3.0 million lower for the six months ended June 30, 2004 compared to the first six months of 2003. Non-recurring legal and accounting fees were $5.3 million for the first six months of 2004 compared to $3.5 million for the earlier period.

     The information in the chart below demonstrates the year-to-year and quarterly progress made by the Company in its core business as U.S. cryoablation procedures in the 2004 second quarter increased 55 percent to 1,292 from 833 in the second quarter of 2003 and 21 percent, sequentially, over the first quarter of 2004.

	2002	Q1	Q2	2003	Q1	Q2
Domestic Totals	Totals	2003	2003	Totals	2004	2004
Total U.S. Cryocare™ systems in service	190	211	211	203	195	193
Total U.S. physicians trained	275	326	399	536	586	682
U.S. Cryoablation procedures	2,474	717	833	3,504	1,062	1,292

     The balance sheet at June 30, 2004 showed cash and cash equivalents of $11.4 million, total assets of $57.9 million and total stockholders’ equity of $40.6 million. As detailed in the Company’s Form 10-Q for the quarter ended June 30, 2004, ongoing costs associated with its historical accounting and financial reporting issues, combined with its operating losses, have contributed to our declining cash balance. As a result, the Company is moving forward on several fronts to raise needed capital.

     President and Chief Operating Officer, Bill Nydam, said, “During the quarter we began implementation of several initiatives to improve gross margins on our disposable procedure kits for prostate procedures. Several of these initiatives relate to reducing the manufacturing costs of various components in the kit. Additionally, we continued to renegotiate the contractual terms in place with our service providers.”

MORE – MORE – MORE

ENDOCARE REPORTS SECOND QUARTER, SIX-MONTHS 2004 RESULTS
Page 3-3-3

     In addition to the financial performance, Mr. Davenport further commented that during the quarter the following strategic initiatives and efforts were launched:

•	The Company received and began implementing recommendations provided from a strategic marketing assessment conducted by Health Advances, LLC of Weston, Massachusetts. This assessment was commissioned in order to assist management in defining a more focused marketing strategy tied specifically to current and future trends in its respective technology segments.

•	The Company concluded a comprehensive review of all of its sales, general & administrative costs and in early June implemented Company-wide reductions in personnel and projects. These reductions are expected to yield several million dollars in operating costs on an annual basis.

•	The Company conducted and concluded a review of investment bankers to assist with its ongoing liquidity and financing needs and hired Seven Hills Group of San Francisco, California as the Company’s investment banker. They are currently assisting management in evaluating the merits and timing of a number of financing options including debt, equity, asset divestiture and strategic partnering opportunities.

Conference Call

     Endocare will host a conference call today, August 10, 2004, to discuss the Company’s results for its second quarter and first six months ended June 30, 2004. The call will take place at 10:30 a.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.endocare.com.

     Web participants are encouraged to go to the Company’s website (www.endocare.com) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately following the conference call.

About Endocare

     Endocare, Inc. —www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; ability to secure adequate capital resources to fund ongoing operations; changes in and/or attrition to the Company’s senior management; limited operating history of the Company with a history of losses;

MORE – MORE – MORE

ENDOCARE REPORTS SECOND QUARTER, SIX-MONTHS 2004 RESULTS
Page 4-4-4

uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; uncertainty regarding the timing of filing of the Company’s periodic reports; and the Company’s successful relisting on a national exchange. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

TABLES FOLLOW

ENDOCARE REPORTS SECOND QUARTER 2004 RESULTS
Page 5-5-5

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2004	June 30, 2003
Revenues	$8,312,359	$7,490,367
Costs and expenses:
Cost of revenues	4,313,299	3,469,503
Research and development	451,674	365,437
Selling, general and administrative	9,089,147	11,979,009

Total costs and expenses	13,854,120	15,813,949

Loss from operations	(5,541,761)	(8,323,582)
Gain (Loss) on divestitures, net	50,523	9,944,424
Interest income, net	26,973	218,096
Interest expense	—	(22,521)

Income (loss) before minority interests	(5,464,265)	1,816,417
Minority interests	(155,392)	(154,965)

Net Income (loss)	$(5,619,657)	$1,661,452

Net loss per common share:
Basic and diluted	$(.23)	$.07
Weighted average common shares outstanding:
Basic and diluted	23,999,882	25,287,911

MORE – MORE – MORE

ENDOCARE REPORTS FIRST QUARTER 2004 RESULTS
Page 6-6-6

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003
Revenues	$15,693,983	$15,152,151
Costs and expenses:
Cost of revenues	8,547,381	7,465,548
Research and development	988,056	698,250
Selling, general and administrative	20,268,637	21,526,866

Total costs and expenses	29,804,074	29,690,664

Loss from operations	(14,110,091)	(14,538,513)
Gain (Loss) on divestitures, net	50,523	9,944,424
Interest income, net	71,864	439,325
Interest expense	—	(27,298)

Income (loss) before minority interests	(13,987,704)	(4,182,062)
Minority interests	(255,429)	(244,384)

Net Income (loss)	$(14,243,133)	$(4,426,446)

Net loss per common share:
Basic and diluted	$(.59)	$(.18)
Weighted average common shares outstanding:
Basic and diluted	24,095,318	24,153,862

MORE – MORE – MORE

ENDOCARE REPORTS FIRST QUARTER 2004 RESULTS
Page 7-7-7

ENDOCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$11,369,837	$23,976,539
Accounts receivable, net	3,712,392	3,822,570
Inventories	4,325,914	2,609,046
Prepaids and other current assets	3,484,434	4,432,578

Total current assets	22,892,577	34,840,733
Property and equipment	4,670,781	5,638,579
Goodwill	17,538,224	17,538,224
Intangibles, net	11,143,742	11,745,778
Investments and other assets	1,619,156	2,233,601

Total assets	$57,864,480	$71,996,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,585,996	$3,035,242
Accrued compensation and other liabilities	12,947,312	12,801,357

Total current liabilities	16,533,308	15,836,599
Minority interests	711,909	839,029
Stockholders’ equity	40,619,263	55,321,287

Total liabilities and stockholders’ equity	$57,864,480	$71,996,915

# # # #